UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Alaska Air Group
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The polls are open

Vote your shares of Alaska Air Group stock
Posted April 29, 2004

Employees who own shares of Alaska Air Group stock will soon receive a packet of information containing the 2003 Annual Report and 2004 Proxy Statement. Included in the packet is an important, but easy-to-overlook, document—the form needed to vote your shares on resolutions to be decided at the annual shareholders meeting in Seattle on May 18.

The form is labeled "Proxy" or "Voting Instruction Form."

Vote and send it back by May 13. The shares may not be voted in person at the annual meeting because the trustee of our 401(k) plans is required to submit the votes for all shares held in the trust in advance of the meeting. Votes for shares held outside a 401(k) plan must be submitted no later than May 17, unless you plan to vote them in person at the meeting.

All shareholders can vote their shares by mail. Depending on how your shares are held—in a 401(k) account, by a broker, at a bank, etc.—you may also be able to vote by telephone or via the Internet. Look for instructions on your form.

Employees who own shares through more than one account will receive more than one form for voting. Please vote all your shares according to the instructions provided; do not return forms to Alaska Airlines.

Also, be sure to keep your address current with your broker(s), the company's transfer agent, EquiServe, and the Alaska Airlines Employee Services department.

To help us keep costs down, please return duplicate copies of annual reports and proxy statements to Corporate Affairs at co-mail SEAZZ.

Questions about your proxy and voting rights should be directed to Shannon Alberts, director/corporate affairs and assistant corporate secretary, co-mail SEAZZ or 206/392-5218 (ext. 25718).